EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, as amended, each of the undersigned agree to the joint filing on behalf of each of them of the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the common stock of Soluna Holdings, Inc.

This Joint Filing Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 7th day of March, 2022.

Brookstone Partners IAC, Inc.
By:	/s/Matthew E. Lipman
Name: Matthew E. Lipman
Title: Secretary

Brookstone Partners Acquisition XXIV, LLC
By:	/s/Matthew E. Lipman
Name: Matthew E. Lipman
Title: Manager

/s/Matthew E. Lipman
Matthew E. Lipman

/s/Michael Toporek
Michael Toporek